P H I L I P J . E N G L U N D

A T T O R N E Y A T L A W
3460 CORTE CLARITA, CARLSBAD, CALIFORNIA 92009
( 7 6 0 ) 7 5 3 — 3 4 6 4
your.gc@adelphia.net

May 9, 2005

To Whom It May Concern:

        I have acted as counsel to Tally-Ho Ventures, Inc. (the “Company”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to up to 2,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company which are issuable under the Company’s Officers and Consultants Share Award Plan (the “Plan”).

        I have examined the Registration Statement, the Plan, the Certificate of Incorporation and By-Laws of the Company, and the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

        Based upon the foregoing, I am of the opinion that the Company is authorized to issue and to sell the Common Stock and the Common Stock when issued by the Company, delivered and paid for in accordance with the terms and conditions of the Plan will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, BY: /S/ Philip J. Englund —————————————— Philip J. Englund